Signing of Letter of Intent

MONTREAL, QUEBEC, OCTOBER 22, 2018 -- Alumifuel Power Corporation (OTC MARKETS: AFPW) announced on July 31, 2018 that it appointed Pedro Villagran-Garcia, as its new President-CEO and sole Director. Alumifuel Power Corporation -Dinatrum- would like to communicate to its shareholders and the public that it has signed a Letter of Intent with Pedro Villagran Ochoa, Chairman of the Board of Bahia Finisterra, S.A. de C.V. holder of a substantial land reserve in various very attractive destinations, allowing our company to leverage and be able to make other acquisitions in strategical locations where we have potential for growth to enhance shareholder value.

Activities will start immediately as specified within the signed document which we are hereby summarizing. Said activities are Permitting, Installation of Public Utilities and Building of a Club House within the 100 lots that will be developed in the specified property. Dinatrum-AFPW will receive 50 of the 100 lots of the “Las Perlas” Residential Development after certain milestones are met within the 18.15 acres to develop. The size of these lots’ ranges from 5,500-6,500 sq. ft. each.

More details of the transaction will be provided as we advance in our website www.dinatrum.com and in social media. We will provide Proforma Financial Statements to be able to demonstrate that the value of this transaction is of real merit and value for our shareholders.

As of now signing of this agreement provides assurance to our shareholders that the company will build a solid balance sheet as this is considered a direct investment on behalf of Bahia Finisterra S.A. de C.V.

Bahia Finisterra S.A. de C.V. will receive 300,000,000 restricted common stock of Dinatrum-AFPW, in exchange of the 50 lots described within the signed Letter of Intent. Besides the 300 million restricted common stock of Dinatrum-AFPW will be obliged to meet certain milestones as specified above.

A more formal agreement will be signed in the following weeks which will include more detailed clauses and will be registered within Mexico’s Public Registrar Authorities.

This will help jumpstart the company’s operations. For this reason, specialized International Contractors have been contacted to execute specific tasks and contractors are welcome to participate in this development, don’t hesitate to contact us. The company will strictly abide to Environmental Regulations. Major Real Estate Agents, from Remax, Coldwell Banker, Realty Executives and Century 21 have offices in Rocky Point, Mexico.

The most dominant residential development within the region, Las Conchas, has around 700 (seven hundred) fully developed and operating homes of various sizes and values that are located within a large internationally renowned residential zone known as “Las Conchas” located in Rocky Point, Mexico. These homes are owned mostly by American and we also have some Canadian Families.

More details will be provided to the public as the developed lots will represent a solid investment for real estate investors.

Just to provide an idea to shareholders and the public of the value of the property, in 2007 Spanish renowned Riu Hotels offered $20,000,000 USD for an additional portion of land within the area. Riu Hotels owns land in the area very close to the “Las Perlas” Residential Area and they wanted to expand. Dinatrum/AFPW has analyzed, heavily scrutinized and evaluated several valuations/appraisals of the “Las Perlas” Property. We believe that the transaction will result very lucrative.

Other acquisitions are being negotiated, the Real Estate Industry is very solid in various important cities. We will continue to inform the Public of subsequent finalized transactions as we proceed.

Alumifuel Power Corporation

Alumifuel Power Corporation Corporation (OTC MARKETS: AFPW). Alumifuel Power Corporation is currently in two industries, as of the announcement of the change of control the company was in the Hydrogen Production Industry and the Help and Supply Cleaning Services Industry, but it has gradually migrated to the Real Estate Industry. For more information, visit www.dinatrum.com

On behalf of the Board of directors

Pedro Villagran-Garcia

President & CEO

Tel. 971.285.4570

Email: info@dinatrum.com

Disclosure Regarding Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as "believe", "expect", "anticipate", "plan", "desire", "project", "estimate", "intend", "will", "should", "could", "would", "may", "strategy", "potential", "opportunity" and similar expressions are forward-looking statements. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties.  Forward-looking statements include, but are not limited to, statements about future financial and operating results, Lowe's plans, objectives, business outlook, priorities, expectations and intentions, expectations for sales growth, comparable sales, earnings and performance, shareholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for services, share repurchases, Lowe's strategic initiatives, including those relating to acquisitions by Lowe's and the expected impact of such transactions on our strategic and operational plans and financial results, and any statement of an assumption underlying any of the foregoing and other statements that are not historical facts.  Although we believe that the expectations, opinions, projections and comments reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and we can give no assurance that such statements will prove to be correct. Actual results may differ materially from those expressed or implied in such statements.

A wide variety of potential risks, uncertainties and other factors could materially affect our ability to achieve the results either expressed or implied by these forward-looking statements including, but not limited to, changes in general economic conditions, such as the rate of unemployment, interest rate and currency fluctuations, fuel and other energy costs, slower growth in personal income, changes in consumer spending, changes in the rate of housing turnover, the availability of consumer credit and of mortgage financing, inflation or deflation of commodity prices, and other factors that can negatively affect our customers, as well as our ability to: (i) respond to adverse trends in the housing industry, a reduced rate of growth in household formation, and slower rates of growth in housing renovation and repair activity, as well as uneven recovery in commercial building activity; (ii) secure, develop, and otherwise implement new technologies and processes necessary to realize the benefits of our strategic initiatives focused on omni-channel sales and marketing presence and enhance our efficiency; (iii) attract, train, and retain highly-qualified associates; (iv) manage our business effectively as we adapt our operating model to meet the changing expectations of our customers; (v) maintain, improve, upgrade and protect our critical information systems from data security breaches, ransomware and other cyber threats; (vi) respond to fluctuations in the prices and availability of services, supplies, and products; (vii) respond to the growth and impact of competition; (viii) address changes in existing or new laws or regulations that affect consumer credit, employment/labor, trade, product safety, transportation/logistics, energy costs, health care, tax or environmental issues; (ix) positively and effectively manage our public image and reputation and respond appropriately to unanticipated failures to maintain a high level of product and service quality that could result in a negative impact on customer confidence and adversely affect sales; and (x) effectively manage our relationships with selected suppliers of brand name products and key vendors and service providers, including third party installers. In addition, we could experience impairment losses if either the actual results of our operating stores are not consistent with the assumptions and judgments we have made in estimating future cash flows and determining asset fair values, or we are required to reduce the carrying amount of our investment in certain unconsolidated entities. With respect to acquisitions, potential risks include the effect of such transactions on Lowe's and the target company's strategic relationships, operating results and businesses generally; our ability to integrate personnel, labor models, financial, IT and others systems successfully; disruption of our ongoing business and distraction of management; hiring additional management and other critical personnel; increasing the scope, geographic diversity and complexity of our operations; significant integration costs or unknown liabilities; and failure to realize the expected benefits of the transaction. For more information about these and other risks and uncertainties that we are exposed to, you should read the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates" included in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the "SEC") and the description of material changes thereto, if any, included in our Quarterly Reports on Form 10-Q or subsequent filings with the SEC.

The forward-looking statements contained in this news release are expressly qualified in their entirety by the foregoing cautionary statements. The foregoing list of important factors that may affect future results is not exhaustive. When relying on forward-looking statements to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. All such forward-looking statements are based upon data available as of the date of this release or other specified date and speak only as of such date. We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, change in circumstances, future events or otherwise, except as may be required by law.